UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 18, 2005
BACK YARD BURGERS, INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12104	64-0737163
(Commission File Number)	(IRS Employer Identification No.)

1657 N. Shelby Oaks Drive, Suite 105 Memphis, Tennessee	38134-7401
(Address of Principal Executive Offices)	(Zip Code)
901-367-0888
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 18, 2005, Back Yard Burgers, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Charles L. Rodgers (“Rodgers”), Southern Restaurant Development, LLC (“SRD”), and CLR Management, LLC (“CLR”, and together with Rodgers and SRD, the “Sellers”). Sellers are the owners and franchisee operators of four Back Yard Burgers restaurants in the cities of Panama City, Destin, Fort Walton Beach, and Crestview, Florida (collectively, the “Business”). Under the terms of the Agreement, Sellers have agreed to sell to the Company the assets comprising the Business for approximately $4,650,000 plus the cost of all usable inventory of the Business. The parties will indemnify each other for breaches of representations, warranties, covenants and other liabilities under certain circumstances, subject to limitations, as provided in the Agreement. The consummation of the transaction is subject to certain customary closing conditions. The Company anticipates that it will finance the payment of the purchase price to acquire the Business with existing cash on hand and borrowings under a credit agreement to be entered into with First Tennessee Bank.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(C) EXHIBITS.

2.1
Agreement for Purchase and Sale of Assets dated as of the 18th day of October, 2005 by and among Back Yard Burgers, Inc., Charles L. Rodgers, Tennessee, Southern Restaurant Development, LLC, and CLR Management, LLC

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 24, 2005
BACK YARD BURGERS, INC.
By: /s/ Michael G. Webb
Name: Michael G. Webb
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1
Agreement for Purchase and Sale of Assets dated as of the 18th day of October, 2005 by and among Back Yard Burgers, Inc., Charles L. Rodgers, Tennessee, Southern Restaurant Development, LLC, and CLR Management, LLC

4